American CareSource Reports Fourth Quarter 2010 Results

Fourth Quarter Highlights

•	Net revenue increased sequentially to $16.1 million from $14.8 million in the third quarter of 2010 and decreased from $16.8 million in the fourth quarter of 2009
•	New clients added in 2010 contributed $2.8 million of incremental net revenue during the quarter, and $5.9 million during the year
•	Net revenue from new client additions increased $1.0 million sequentially from $1.8 million in the third quarter of 2010
•	SG&A expenses declined 10% compared to the fourth quarter of 2009

DALLAS, TX – March 17, 2011– American CareSource Holdings Inc. (NASDAQ: ANCI) today reported fourth quarter 2010 net revenue of $16.1 million compared to $16.8 million for the fourth quarter of 2009.  Fourth quarter 2010 net income was $142,000, or $0.01 per diluted share, compared to net income of $1.4 million, or $0.07 per diluted share reported in 2009. Fourth quarter 2010 results include an income tax benefit of $109,000. Fourth quarter 2009 results included an income tax benefit of $590,000, or $0.04 per diluted share.

 “Although challenges with our key, legacy accounts placed immense pressure on the business during the year, we are beginning to see signs of stabilization,” said David Boone, Chief Executive Officer of American CareSource Holdings.  “This year has been one of transition for our business as we have redirected our efforts to align closely to the clients and their member lives. The decision to shift our sales-targeting efforts away from PPOs to direct payors and TPAs is the first in a series of steps to diversify our business and get closer to the consumer by partnering with payors that can influence plan design.”

“Our provider network is the most comprehensive within ancillary care. As we move forward, the provider network will begin to reflect the depth and breadth of categories that are relevant to the care requirements of our clients’ member lives.  This will ultimately allow us to leverage the provider network to develop products and services that will improve access to quality care, cost transparency and savings.”

“We see real opportunity within the mid-market TPA community.  We believe that ERISA based plans will be the big winners within Healthcare reform.  We are solidly positioned to add value to these clients and position them for success within this evolving market” continued Mr. Boone.

Net Revenue

Net Revenue for the fourth quarter of 2010 was $16.1 million compared to $16.8 million reported during the fourth quarter of 2009.  Claims volumes from one of the Company’s two key client accounts decreased 52% during the quarter compared to the corresponding prior year period. The decline was partially offset by $2.8 million of net revenue generated in the fourth quarter from 13 new clients implemented throughout 2010. Net revenue from new clients added in 2010 increased sequentially by $1.0 million over the $1.8 million generated in the third quarter of 2010.

Sequentially, fourth quarter 2010 net revenues increased 8% to $16.1 million over $14.8 million in the third quarter of 2010.

Claims Volumes

The Company billed 82,000 claims during the fourth quarter of 2010, a decrease from the 91,000 claims it billed during the same period last year.  The lower claims volume was primarily the result of decreased claims flow from one of the Company’s two key client accounts and the loss of a national laboratory service provider relationship, which occurred during the second quarter of 2010.  Excluding the Company’s two key accounts, claims volume from all other accounts was up 46% in the fourth quarter of 2010 compared to the same prior year period, which was directly related to the Company’s new accounts added in 2010.

Net revenue per billed claim was $196 during the fourth quarter of 2010 compared to $185 during the fourth quarter of 2009.

Following are claims volumes and net revenue per claim for the periods presented:

(Claim amounts in 000’s)	Q4 2010	Q3 2010	Q4 2009
Claims:
Processed	107	111	108
Billed	82	76	91

Net revenue per billed claim	$196	$195	$185

Contribution Margin

Contribution margin for the fourth quarter of 2010 decreased to 10.4%, compared to 14.6% reported during the fourth quarter of 2009.  The decline in contribution margin was partially the result of a change in mix of services provided during the fourth quarter compared to the same period last year.  As a percent of net revenue, laboratory services declined; laboratory services carry a higher margin relative to other service categories and were impacted by the loss of a laboratory service provider relationship in the second quarter of 2010.

Periodically, we are required to pay refunds to our payors for overpayments on claims, claims paid to the Company in error and claims paid to the Company for non-covered services.  Our provision for refunds offsets revenue and was approximately $515,000 in the fourth quarter of 2010, as compared to $85,000 in the fourth quarter of 2009.  The increase was primarily the result of refunds paid related to dialysis services and infusion services claims that had an impact of approximately $200,000.  While refunds have been, and will continue to be part of our normal, ongoing business, refunds of this magnitude are anomalous and are not expected in the future.

Following is a comparison of income statement components as a percent of gross revenue:

	Q4 2010	Q3 2010	Q4 2009
Provision for refunds	3.1%	0.4%	0.5%
Provider payments	75.9%	75.1%	73.9%
Administrative fees	4.6%	5.4%	5.2%
Claims administration and provider development	6.3%	8.0%	5.9%
Total cost of revenues	89.9%	88.9%	85.5%

Selling, General and Administrative Expenses (SG&A)

SG&A for the fourth quarter of 2010 was $1.5 million, or 9.1% of net revenue, compared to $1.6 million, or 9.8% of net revenue for the fourth quarter of 2009 and $1.4 million, or 9.8% of net revenue, for the third quarter of 2010.  Lower SG&A is a reflection of the Company’s successful implementation of cost controls during the first quarter of 2010 to maintain and ensure continued profitability.

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2010 was $525,000, which compares to $1.4 million reported in the corresponding prior year period.

Adjusted EBITDA is defined as operating income before depreciation and amortization and excludes non-cash stock-based compensation expense, warrant amortization and severance costs. Adjusted EBITDA should be considered in addition to, but not in lieu of, income from operations reported under generally accepted accounting principles (GAAP).

A reconciliation of adjusted EBITDA to operating income is provided in the tables accompanying this release.

Financial Liquidity

Total cash and cash equivalents at December 31, 2010 was $14.5 million, compared to $11.9 million reported at December 31, 2009.  The Company had no outstanding debt as of December 31, 2010.

Earnings Release Conference Call

As previously announced, American CareSource management will review its audited 2010 financials during a conference call scheduled for March 18, 2011 at 8:30 AM Eastern Time.

The dial-in numbers are as follows:

Domestic dial-in:	(888) 279-0822
International dial-in:	(706) 902-0355
Webcast:	http://ir.anci-care.com/events.cfm

About American CareSource Holdings, Inc.

American CareSource Holdings is the first national, publicly traded ancillary care network services company. The Company offers a comprehensive national network of over 4,900 ancillary service providers at more than 36,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion and has grown to 30% of total national health expenditures (as derived from 2006 data published by the Center for Medicare and Medicaid Services, National Health Statistics Group, U.S. Department of Commerce and Bureau of Economic Analysis and Census). These providers offer services in 30 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others.  The Company's ancillary network and management provides a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to the Company’s plans, objectives and expectations for future operations, projections of the Company’s future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements.  Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company’s inability to attract or maintain providers or clients or achieve its financial results, changes in national health care policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the newly-enacted Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the Company’s ability to integrate with its clients, consolidation in the industry that may affect the Company’s key clients, changes in the business decisions by significant clients, increased competition, the Company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission.  Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

Company &Investor Contact
Rich Cockrell
The Cockrell Group
Tel: 404.942.3369
rich.cockrell@thecockrellgroup.com

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS

(amounts in thousands except per share data)

	Three months ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Gross Revenues	$16,624	$16,886	$61,895	$68,311
Provision for refunds	(515)	(85)	(694)	(85)
Net Revenues	16,109	16,801	61,201	68,226

Cost of revenues:
Provider payments	12,618	12,479	45,789	51,150
Administrative fees	765	870	3,317	3,552
Claims administration and provider development	1,048	993	4,645	4,252
Total cost of revenues	14,431	14,342	53,751	58,954

Contribution margin	1,678	2,459	7,450	9,272

Selling, general and administrative expenses	1,468	1,640	6,190	7,376
Depreciation and amortization	196	163	767	563
Total operating expenses	1,664	1,803	6,957	7,939

Operating income	14	656	493	1,333

Interest income, net	19	22	86	130
Unrealized gain on warrant derivative	-	93	18	324
Total other income, net	19	115	104	454

Income before income taxes	33	771	597	1,787
Income tax provision (benefit)	(109)	(590)	111	(533)
Net Income	$142	$1,361	$486	$2,320

Earnings per common share:
Basic	$0.01	$0.09	$0.03	$0.15
Diluted	$0.01	$0.07	$0.03	$0.11

Basic weighted average common shares outstanding	16,956	15,598	16,550	15,469
Diluted weighted average common shares outstanding	17,193	17,140	17,176	17,764

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating income	$14	$656	$493	$1,333
Depreciation and amortization	196	163	767	563
EBITDA	210	819	1,260	1,896
Non-cash stock-based compensation expense	265	468	871	1,495
Other non-cash charges	50	50	200	156
Severance costs	-	17	143	240
EBITDA, as adjusted	$525	$1,354	$2,474	$3,787

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31, 2010	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$14,512	$11,868
Accounts receivable, net	5,510	7,355
Prepaid expenses and other current assets	769	1,398
Total current assets	20,791	20,621

Property and equipment, net	1,824	1,762

Other assets:
Other non-current assets	949	974
Intangible assets, net	1,025	1,153
Goodwill	4,361	4,361

Total assets	$28,950	$28,871

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$6,718	$7,702
Accounts payable and accrued liabilities	1,446	1,861
Total current liabilities	8,164	9,563

Other Liabilities	-	18

EQUITY
Common stock	169	156
Additional paid-in capital	21,602	20,605
Accumulated deficit	(985)	(1,471)
	20,786	19,290

TOTAL LIABILITIES AND EQUITY	$28,950	$28,871

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net income	$486	$2,320
Adjustments to reconcile net income to net cash
provided by operations:
Stock-based compensation expense	871	1,495
Depreciation and amortization	767	563
Unrealized gain on warrant derivative	(18)	(324)
Amortization of long-term client agreement	250	250
Client administration fee expense related to warrants	200	156
Deferred income taxes	47	(643)
Changes in operating assets and liabilities:
Accounts receivable	1,845	(1,567)
Prepaid expenses and other assets	157	(212)
Accounts payable and accrued liabilities	(432)	(1,221)
Due to service providers	(984)	1,738
Net cash provided by operating activities	3,189	2,555

Cash flows from investing activities:
Investment in software development costs	(402)	(628)
Investment in property and equipment	(300)	(653)
Net cash used in investing activities	(702)	(1,281)

Cash flows from financing activities:
Proceeds from exercise of equity warrants	157	13
Proceeds from exercise of equity incentives	-	3
Net cash provided by financing activities	157	16

Net increase in cash and cash equivalents	2,644	1,290
Cash and cash equivalents at beginning of period	11,868	10,578

Cash and cash equivalents at end of period	$14,512	$11,868

Supplemental cash flow information:
Cash paid for taxes, net of refunds received	$103	$90

Supplemental non-cash financing activity:

Warrants issues as payment of client administrative fees	$-	$311
Warrant exercise in accrued liabilities	-	38
Warrant derivative liability transferred to equity upon exercise	-	32
Income tax withholdings on exercise of equity incentives	19	-